Exhibit 99.1

MRI INTERVENTIONS ANNOUNCES

THIRD QUARTER 2014 FINANCIAL RESULTS

IRVINE, CA., November 13, 2014 – MRI Interventions, Inc. (OTCQB: MRIC), a commercial stage medical device company focused on creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart, announced today its financial results for the quarter ended September 30, 2014.

Management Comments

“Consistent with our preannouncement of third quarter results last month, our revenues for the quarter totaled $633,000, which included $577,000 of ClearPoint disposable product sales,” said Kimble Jenkins, Chief Executive Officer of MRI Interventions. “These revenues from disposable sales reflect a 23% increase over the third quarter of 2013 and represent our second highest quarter ever of disposable sales. Our product revenues for the nine months ended September 30, 2014 were $2.5 million, representing growth of 36% over the same period last year.”

“During the third quarter, we installed two new ClearPoint sites, and in a strong start to the fourth quarter, we have already signed up two additional sites. One is a capital sale, the other is under our ClearPoint Placement Program,” continued Jenkins. “During the quarter, we continued to make solid and significant progress in building the value of our ClearPoint franchise. Our ClearPoint system continues to perform well, neurosurgeon interest and support of ClearPoint continues to grow, and the footprint of our ClearPoint installed base continues to expand. Taken together, these are the fundamental building blocks of our business. And this foundation of our business continues to grow and strengthen.”

“In the most significant development of the quarter, I was very pleased to announce the addition of Mr. Frank Grillo, as President and CEO-elect,” said Jenkins. “Frank joined us from Intuitive Surgical, where he was an integral part of the senior leadership team serving as Vice President of Marketing and New Business Development. Over the last six weeks, I have enjoyed working closely with Frank as he settles into his leadership role. Frank’s skills and proven track record are an ideal fit for MRI Interventions. I am very impressed with his rapid grasp of our business and the impact he is already beginning to have.”

Frank Grillo, MRI Interventions’ President and CEO-elect stated, “I am excited to join MRI Interventions for several reasons. First, the company is well positioned to capitalize on the large and growing neuro market opportunity. Based on recently conducted third party market research, the ClearPoint opportunity in the U.S. alone is more than 55,000 procedures per year. Using our current ASP, that translates into an annual revenue opportunity of over $400 million. Second, ClearPoint has a very strong base of clinical support. ClearPoint is being used by leading neurosurgeons throughout the United States. The published data supporting ClearPoint is strong, demonstrating the value of ClearPoint regarding accuracy, patient preference, procedure times and outcomes. Third, the timing for our company is great. Growth of the DBS market is accelerating, rapid adoption in the laser ablation market is occurring, and the use of MRI-guidance in the treatment of brain tumor patients is expanding. Finally, the field of MRI-guided therapies is now garnering the support and attention of major medical device companies.”

“In my first six weeks, we have already made significant progress,” said Grillo. “First, we have a great sales and clinical support team in place, and we have an opportunity to increase their effectiveness. We are doing this with the addition of an enhanced training program, which has already begun. Second, we have augmented our management team with the addition of a seasoned medical device executive as our Vice President, Marketing. Third, peer-to-peer selling is a uniquely powerful tool in growing new markets. We have already increased our participation in regional neurosurgeon courses and we are adding case observation sites for interested neurosurgeons to see ClearPoint in clinical use. Fourth, we are implementing additional rigor into day-to-day operations to improve focus and execution, and increase the effectiveness of the organization.”

“That summarizes our start over the first six weeks. Going forward, I am focusing the team on four major areas,” commented Grillo. “First, we must increase utilization at our current ClearPoint sites. We already have a few high volume sites in place, and our successful efforts at these sites can be replicated across the other sites. This is accomplished by targeting the movement disorder, epilepsy and tumor surgeons within existing accounts and gaining a greater share of their procedure volumes; helping these neurosurgeons gain additional access to MRI scanner time; and enhancing case repeatability through standardization and expanded staff training.”

“Second, we must continue to expand our installed base. This is accomplished by engaging multiple neurosurgeons from the very beginning of the sales process. This approach gives us multiple clinical champions within a hospital to compress the sales cycle. In addition, I believe our ClearPoint Placement Program has been an effective tool in growing the ClearPoint footprint, so we plan to continue that program going forward.”

“Third, we will improve our communication with the medical community. Our ClearPoint product enjoys the support of neurosurgeon thought leaders throughout the country. We need to increase peer-to-peer events and enhance our conference presence, enabling these neurosurgeons to tell other neurosurgeons about their positive experiences with ClearPoint. This also means highlighting the existing published data supporting ClearPoint and better communicating the ClearPoint value proposition across multiple procedures.”

“Finally, we will continue to drive additional applications for our ClearPoint platform. Our current involvement in six promising drug trials is a good example. I believe we can continue to grow the number of drug trials that involve ClearPoint and expand the use of ClearPoint to include additional neuro procedures. Our goal is seamless integration of our ClearPoint platform with the full range of the most effective current and future focal neuro therapies.”

Grillo concluded, “This is an exciting time for our company. I am delighted to have joined such a dedicated team committed to making neurosurgery better for both the patient and the physician. We have a solid foundation, a tremendous market opportunity, and a plan for the future.”

Financial Review

Quarter Ended September 30, 2014

Disposable product revenues were $577,000 for the quarter ended September 30, 2014, compared with $470,000 for the same period in 2013, representing growth of 23%. ClearPoint capital product sales were $380,000 in the quarter ended September 30, 2013, compared to $11,000 in the same period this year. Due to the nature of capital product sales, ClearPoint capital product revenues can vary significantly from quarter to quarter. Other service revenues related mostly to ClearPoint service agreements and installation services were $45,000 for the quarter ended September 30, 2014, compared to $28,000 for the same period in 2013. Product and other service revenues totaled $633,000 for the quarter ended September 30, 2014, compared to $878,000 for the quarter ended September 30, 2013.

Development service revenues related to contract product development were $49,000 in the quarter ended September 30, 2013, and no such revenues were recorded in the quarter ended September 30, 2014. The decrease reflects the completion of a development project the Company performed on a contract basis. The Company does not expect development service revenues to be an ongoing source of revenues.

Research and development costs were $873,000 for the quarter ended September 30, 2014, compared to $725,000 for the same period in 2013.

Selling, general and administrative expenses were $2.1 million for the quarter ended September 30, 2014, compared to $1.7 million for the same period in 2013.

Net other expense was $743,000 for the quarter ended September 30, 2014, compared to $1.2 million for the same period in 2013.

Net interest expense for the quarter ended September 30, 2014 was $286,000, compared with $122,000 for the same period in 2013.

For the quarter ended September 30, 2014, the Company recorded a net loss of $3.6 million, which resulted in a net loss per share of $0.06, compared to a net loss of $3.2 million for the same period in 2013, which resulted in a net loss per share of $0.05.

Nine Months Ended September 30, 2014

Disposable product revenues were $1.9 million for the nine months ended September 30, 2014, compared with $1.2 million for the same period in 2013, representing growth of 56%. ClearPoint capital product sales were $492,000 in the nine months ended September 30, 2014, compared to $586,000 in the same period in 2013. Other service revenues related mostly to ClearPoint service agreements and installation services were $85,000 for the nine months ended September 30, 2014, compared to $28,000 for the same period in 2013. Product revenues and other service revenues totaled $2.5 million for the nine months ended September 30, 2014, compared to $1.8 million for the nine months ended September 30, 2013, an increase of 38%.

Development service revenues related to contract product development were $104,000 in the nine months ended September 30, 2014, compared to $268,000 for the same period in 2013.

The Company recorded license revenues of $650,000 during the nine months ended September 30, 2013, while no such revenues were recorded during the same period in 2014. The decrease was attributable to the expiration of the revenue recognition period for license fees the Company received in 2008 from Boston Scientific that were deferred and recognized over time. All revenues related to the license fees the Company received in 2008 were recognized as of March 31, 2013.

Research and development costs were $2.6 million for the nine months ended September 30, 2014, compared to $2.2 million for the same period in 2013.

Selling, general and administrative expenses were $5.8 million for the nine months ended September 30, 2014, compared to $5.0 million for the same period in 2013.

During the nine months ended September 30, 2014, the Company recorded a gain of $4.3 million related to the sale of certain intellectual property to Boston Scientific. The purchase price was satisfied through the cancellation of notes payable previously issued to Boston Scientific in the aggregate principal amount of $4.3 million. A gain was recorded equal to the purchase price, as the assets sold had not been previously recorded on the Company’s balance sheet.

Net other income was $746,000 for the nine months ended September 30, 2014, compared to $378,000 for the same period in 2013.

Net interest expense for the nine months ended September 30, 2014 was $714,000, compared with $342,000 for the same period in 2013.

For the nine months ended September 30, 2014, the Company recorded a net loss of $2.6 million, which resulted in a loss per share of $0.04, compared to a net loss of $5.4 million for the same period in 2013, which resulted in a net loss per share of $0.09.

The Company had a cash balance of $1.9 million at September 30, 2014.

Financial Tables

Summarized financial information for the three and nine month periods ended September 30, 2014 and 2013 is presented below. Further information concerning the Company’s financial condition and results of operations for the three and nine month periods ended September 30, 2014 and 2013 will be included in the Company’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

MRI INTERVENTIONS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Product and other service revenues	$633,204	$878,405	$2,540,794	$1,836,031
Development service revenues	-	49,052	103,846	268,114
Related party license revenues	-	-	-	650,000
Total revenues	633,204	927,457	2,644,640	2,754,145
Cost of product revenues	315,852	365,497	1,243,472	887,605
Research and development costs	873,366	725,304	2,589,410	2,238,574
Selling, general, and administrative expenses	2,062,309	1,697,876	5,792,241	5,034,514
Gain on sale of intellectual property	-	-	(4,338,601)	-
Operating loss	(2,618,323)	(1,861,220)	(2,641,882)	(5,406,548)
Other income (expense):
Other income, net	(742,920)	(1,211,697)	745,793	378,483
Interest expense, net	(285,979)	(121,895)	(713,831)	(342,427)
Net income (loss)	$(3,647,222)	$(3,194,812)	$(2,609,920)	$(5,370,492)
Net income (loss) per share:
Basic and diluted	$(0.06)	$(0.05)	$(0.04)	$(0.09)
Weighted average shares outstanding:
Basic and diluted	58,957,191	58,254,039	58,864,305	56,845,732

MRI INTERVENTIONS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$1,894,681	$3,516,244
Accounts receivable	548,766	770,352
Inventory	2,255,839	1,477,161
Other current assets	48,092	174,870
Total current assets	4,747,378	5,938,627
Property and equipment, net	559,380	903,160
Other assets	1,198,235	1,031,283
Total assets	$6,504,993	$7,873,070
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,772,991	$1,897,303
Derivative liabilities	3,169,679	3,747,858
Deferred revenue	94,063	106,859
Notes payable	-	4,338,601
Total current liabilities	6,036,733	10,090,621

Other accrued liabilities	789,976	531,830
Notes payable, net of unamortized discounts	7,605,451	4,084,588
Total liabilities	14,432,160	14,707,039
Stockholders' deficit	(7,927,167)	(6,833,969)
Total liabilities and stockholders' deficit	$6,504,993	$7,873,070

Conference Call

There will be a conference call today at 4:30 p.m. Eastern Time. To listen to the conference call, please dial 877-407-9034 from the United States or Canada or 201-493-6737 from other international locations. A playback of the call will be available through November 20, 2014, and may be accessed by dialing 877-660-6853 from the United States or Canada, or 201-612-7415 from other international locations, and referencing Conference ID 413671. Additionally, you may access the live or archived webcast of the conference call on the Company's website at http://ir.stockpr.com/mriinterventions/ir-calendar.

About MRI Interventions, Inc.

Building on the imaging power of MRI, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. The company’s ClearPoint® system, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® system to enable MRI-guided catheter ablations to treat cardiac arrhythmias, including atrial fibrillation. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions’ actual results and the timing of events to differ materially from those expressed in or implied by MRI Interventions’ forward-looking statements. Particular uncertainties and risks include, among others: our ability to secure additional funding to maintain current and planned commercialization efforts and research and development programs; demand and market acceptance of our products; our ability to successfully expand, and achieve full productivity from, our sales, clinical support and marketing capabilities; and our ability to successfully complete the development of, and to obtain regulatory clearance or approval for, our ClearTrace system. Additional detailed information on certain factors that could affect MRI Interventions’ actual results and the timing of events are described in our filings with the Securities and Exchange Commission, including, without limitation, the quarterly report on Form 10-Q filed on August 11, 2014, and the quarterly report on Form 10-Q that we will file on November 14, 2014. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in MRI Interventions’ expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information:

MRI Interventions, Inc.

David Carlson, CFO

901-522-9300